Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161481) and Form S-8 (No. 333-112348, No. 333-139288, No. 333-158667, No. 333-160494) of National Financial Partners Corp. of our report dated February 10, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

February 10, 2011